UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

_________________________

Date of Report (Date of earliest event reported): March 28, 2008

WORLD FUEL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-9533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9800 N.W. 41st Street, Suite 400 Miami	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On March 28, 2008, World Fuel Services Corporation ("Parent") and World Fuel Services, Inc., a wholly-owned subsidiary of Parent ("Buyer"), entered into an asset purchase agreement (the "Purchase Agreement") with Texor Petroleum Company, Inc., an Illinois corporation ("Texor"), Thomas E. Gleitsman ("Gleitsman") and Anthony E. Speiser ("Speiser" together with Texor and Gleitsman, the "Seller Parties").

The Purchase Agreement provides for the acquisition by Buyer of certain assets of Texor (the "Acquisition"), including the assets comprising Texor’s wholesale motor fuel distribution business. Texor is a leading independent distributor of branded gasoline and diesel fuel in the Chicago area.

The purchase price for the Acquisition is $104 million, subject to adjustment based on the net asset value of the acquired assets. In addition, Buyer will assume certain ordinary course operating liabilities of Texor pursuant to the terms of the Purchase Agreement. The purchase price is to be paid in the form of a $14 million promissory note, with the remainder payable in cash. Buyer may elect to pay up to $10 million of the cash portion of the purchase price in shares of Parent’s common stock, with the number of shares to be determined based on the average of the closing price of a share of Parent’s common stock for each of the last 10 trading days prior to the closing of the Acquisition.

The closing of the Acquisition is subject to the satisfaction of a number of customary conditions, including the expiration or termination of any waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The foregoing description of the material terms of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which Parent expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 28, 2008	World Fuel Services Corporation

/s/ R. Alexander Lake
R. Alexander Lake
General Counsel and Corporate Secretary